UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 10, 2008

Date of Report (Date of earliest event reported)

SUMMER INFANT, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE

WOONSOCKET, RHODE ISLAND 02895

(Address of Principal Executive Offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

New Bank of America Credit Facilities.  On April 10, 2008, Summer Infant, Inc. (the “Company”) entered into two new three-year secured credit facilities (the “Loan Agreement”) with Bank of America, N.A., as Administrative Agent, and each of the financial institutions a signatory to the Loan Agreement.  The Loan Agreement provides for a $36,000,000 working capital revolving credit facility and a $10,000,000 non-restoring acquisition credit facility.  The new credit facilities mature on April 10, 2011.  If the Company has not utilized the entire acquisition credit facility on or before April 10, 2009, any unused portion of the acquisition credit facility will cease to be available to the Company.

The Company and its subsidiaries, Summer Infant (USA), Inc., Summer Infant Europe Limited, Summer Infant Asia Limited and Summer Infant Canada, Limited are the borrowers under this Loan Agreement.  These new credit facilities are secured by all assets of the Company and its subsidiaries.  These new credit facilities replace the Company’s existing line of credit and will be used principally to fund growth opportunities and for working capital purposes.

 Certain of the financial institutions party to the Loan Agreement have performed in the past, and may perform in the future, banking, investment banking and/or advisory services for the Company and its affiliates from time to time for which it has received customary fees and expenses.

The Company’s ability to borrow under the Loan Agreement is subject to its ongoing compliance with a number of financial and other covenants, including the following: (i) that the Company and its subsidiaries maintain a net worth of $50,000,000 plus the sum of 50% of net income earned in each fiscal year, (ii) that the Company and its subsidiaries maintain a ratio of total funded debt to EBITDA of not greater than 3.50:1.00, and (iii) that the Company and its subsidiaries maintain a ratio of operating cash flow to debt service of not less than 1.25:1.00.  In addition, if the Company’s ratio of total funded debt to EBITDA is greater than 3.25:1.00 as of December 31, 2008, the total commitment amount under the working capital revolving credit facility will reduce by $4,000,000 on March 31, 2009.  Furthermore, if the Company’s ratio of total funded debt to EBITDA is greater than 3.25:1.00 for any fiscal year, the aggregate amount that may be borrowed under the Loan Agreement will be determined by reference to a borrowing base.

These new credit facilities bear interest at a floating rate based on a spread over LIBOR ranging from 150 basis points to 200 basis points, depending upon the ratio of the Company’s total funded debt to EBITDA.  As of April 10, 2008, the rate on these credit facilities was 4.72%.  In addition, these new credit facilities have an unused line fee based on the unused amount of the credit facilities equal to 25 basis points.

The Loan Agreement also contains customary events of default, including a cross default provision and a change of control provision.  In the event of a default, all of the obligations of the Company and its subsidiaries under the Loan Agreement may be declared immediately due and payable.  For certain events of default relating to insolvency and receivership, all outstanding obligations become due and payable.

Amendment to Construction Loan.  In connection with the Company’s construction of its principal offices in Woonsocket, Rhode Island, the Company previously assumed all obligations of Faith Realty under a Construction Loan between Faith Realty and Bank of America, N.A. (the “Real Estate Loan”).  Under the terms of the Real Estate Loan, the Company borrowed $3,145,000 to pay off existing mortgage liens on the Company’s property in Woonsocket, Rhode Island and to fund the construction of the Company’s principal offices.  In connection with the new credit facilities described above, the Company and Bank of America, N.A. amended the Real Estate Loan to include a cross default provision with these new credit facilities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described in Item 1.01, on April 10, 2008, the Company and its subsidiaries entered into two new three-year secured credit facilities (the “Loan Agreement”) with Bank of America, N.A., as Administrative Agent, and each of the financial institutions a signatory to the Loan Agreement.  The Loan Agreement provides for a $36,000,000 working capital revolving credit facility and a $10,000,000 non-restoring acquisition revolving credit facility.  In addition, in connection with the Loan Agreement, the Company amended its existing Real Estate Loan to include a cross default provision with these new credit facilities.  See Item 1.01 for a detailed description of the Loan Agreement and the amendment to the Real Estate Loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: April 15, 2008	By:	/s/Joseph Driscoll
Joseph Driscoll
Chief Financial Officer